Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

For More Information Contact:

abrdn Inc.

abrdn U.S. Closed-End Funds

Investor Relations

1-800-522-5465

Investor.Relations@abrdn.com

THE INDIA FUND, INC. ANNOUNCES

RIGHTS OFFERING

(Philadelphia, April 8, 2024) – The Board of Directors (the “Board”) of The India Fund, Inc. (NYSE: IFN) (the “Fund”), a closed-end fund, has approved the terms of the issuance of transferable rights (“Rights”) to the holders of the Fund’s common stock (the “Common Stockholders”) of beneficial interest (“Common Stock”) as of the record date, entitling the holders of those Rights to subscribe for Common Stock (the “Offer”). The Board, based on the recommendations and presentations of abrdn Asia Limited, the Fund’s investment manager (the “Manager”), and others, has determined that it is in the best interests of the Fund and the Common Stockholders to conduct the Offer and seek to increase the assets of the Fund available for investment to take advantage of existing and future investment opportunities that are or may become available. The Offer seeks to provide an opportunity to existing Common Stockholders to purchase Common Stock at a discount to market price (subject to a sales load).

The Fund will distribute to Common Stockholders of record as of the record date (“Record Date Stockholders”), which is currently anticipated to be April 18, 2024 (the “Record Date”), one Right for each share of Common Stock held on the Record Date. Record Date Stockholders will be entitled to purchase one new share of Common Stock for every three Rights held (1 for 3); however, any Common Stockholder who owns fewer than three shares of Common Stock as of the Record Date will be entitled to subscribe for one share of Common Stock. Fractional shares of Common Stock will not be issued.

The proposed subscription period is currently anticipated to commence on the Record Date and expire on May 14, 2024, unless extended by the Fund (the “Expiration Date”). The Rights are transferable and are expected to be admitted for trading on the New York Stock Exchange (the “NYSE”) under the symbol “IFN RT” during the course of the Offer. Rights may be exercised at any time during the subscription period.

The subscription price per share of Common Stock (the “Subscription Price”) will be determined on the Expiration Date and will be based upon a formula equal to 92.5% of the average of the last reported sales price of a share of Common Stock on the NYSE on the Expiration Date and each of the four (4) immediately preceding trading days (the “Formula Price”). If, however, the Formula Price is less than 93% of the Fund’s net asset value (“NAV”) per share of Common Stock at the close of trading on the NYSE on the Expiration Date, the Subscription Price will be 93% of the Fund’s NAV per share of Common Stock at the close of trading on the NYSE on that day. The estimated Subscription Price has not yet been determined by the Fund.

Record Date Stockholders who exercise all their Rights will be eligible for an over-subscription privilege entitling Record Date Stockholders to subscribe, subject to certain limitations and allotment, for any additional shares of Common Stock not purchased pursuant to the primary subscription.

The Offer will be made pursuant to the Fund’s currently effective shelf registration statement on file with the Securities and Exchange Commission (“SEC”) and by means of a prospectus supplement and accompanying prospectus. A final prospectus supplement and accompanying prospectus will be filed with the SEC but has not been filed as of the date of this release. The Fund expects to mail subscription certificates evidencing the Rights and a copy of the prospectus for the Offer to Record Date Stockholders within the United States shortly following the Record Date. To exercise their Rights, Common Stockholders who hold their Common Stock through a broker, custodian, or trust company, should contact such entity to forward their instructions to either exercise or sell their Rights on their behalf. Common Stockholders who do not hold Common Stock through a broker, custodian, or trust company, should forward their instructions to either exercise or sell their Rights by completing the subscription certificate and delivering it to the subscription agent for the Offer, together with their payment, at one of the locations indicated on the subscription certificate or in the prospectus supplement.

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The Fund is a non-diversified, closed-end management investment company. The Fund’s primary investment objective is long-term capital appreciation, which it seeks to achieve by investing primarily in the equity securities of Indian companies. Depending on current market conditions and the Fund’s outlook over time, the Fund seeks to achieve its investment objectives by opportunistically investing at least 80% of its total assets in equity securities. Shares of closed-end funds frequently trade at a discount to NAV. The price of the Common Stock is determined by a number of factors, many of which are beyond the control of the Fund.

The Fund is managed and advised by abrdn Asia Limited. The Common Stock trades on the NYSE under the symbol “IFN”.

In the United States, abrdn is the marketing name for the following affiliated, registered investment advisers: abrdn Inc., abrdn Investments Limited, abrdn Asia Limited, abrdn Private Equity (Europe) Limited and abrdn ETFs Advisors LLC.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares of Common Stock may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the NAV of the fund’s portfolio. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

Investors should consider the Fund’s investment objective, risks, charges, and expenses carefully before investing. There is no assurance that the Fund will achieve its investment objective. For further information regarding the Offer, or to obtain a prospectus supplement and accompanying prospectus, when available, please visit the website maintained by the SEC at www.sec.gov or contact the Fund’s Information Agent:

Equiniti Group Limited

+1 (866) 521-4429

The Fund will pay expenses associated with the Offer which will be borne indirectly by the Common Stockholders.

The information herein is not complete and is subject to change. This press release shall not constitute an offer to sell or constitute a solicitation of an offer to buy. Investors should read the prospectus supplement and accompanying prospectus, when available, and consider the investment objective, risks, fees, and expenses of the Fund carefully before investing. This press release is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

If you wish to receive this information electronically, please contact Investor.Relations@abrdn.com

abrdnifn.com

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